Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
EMCORE Corporation:

We consent to the incorporation by reference in the registration statement Nos. 333-160368, 333-37306, 333-60816, 333-118076, 333-132317, 333-160360, 333-132318, 333-159769, 333-27507, 333-36445, 333-118074, 333-39547, 333-45827, 333-171929, 333-175777 on Form S-8 of EMCORE Corporation, registration No. 333-160437 on Form S-3 of EMCORE Corporation, and registration Nos. 333-176797 and 333-175776 on Form S-1 of EMCORE Corporation of our report dated December 29, 2011, with respect to the consolidated balance sheets of EMCORE Corporation as of September 30, 2011 and 2010, and the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows, for each of the years in the two-year period ended September 30, 2011, and the effectiveness of internal control over financial reporting as of September 30, 2011, which reports appear in the September 30, 2011 annual report on Form 10-K of EMCORE Corporation.

Our report dated December 29, 2011, on the effectiveness of internal control over financial reporting as of September 30, 2011, expresses our opinion that EMCORE Corporation did not maintain effective internal control over financial reporting as of September 30, 2011 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to certain inventory reserve transactions and certain inventory held by third parties have been identified and included in management's assessment.

Our report dated December 29, 2011 on the consolidated financial statements refers to a change in the annual testing date for goodwill impairment.

/s/ KPMG LLP

KPMG LLP
Albuquerque, New Mexico
December 29, 2011